Bank of America 100 North Tryon Street Charlotte, NC 28255 Tel 704.386.5000

Pricing Supplement No. 0334 dated September 16, 2004 (To Prospectus dated April 14, 2004 and Prospectus Supplement dated April 15, 2004)	Rule 424(b)(2) File Number 333-112708

Senior Medium-Term Notes, Series K

Principal Amount: Issue Price: Commission or Discount: Proceeds to Corporation:	Banc of America Securities LLC Blaylock & Partners, L.P. Loop Capital Markets, L.P. Total 100.0% 0.4% 99.6%	$588,000,000.00 $ 6,000,000.00 $ 6,000,000.00 $600,000,000.00 $600,000,000.00 2,400,000.00 $597,600,000.00

Agents:	Banc of America Securities LLC, Blaylock & Partners, L.P., and Loop Capital Markets, L.P., as agents
Original Issue Date:	September 23, 2004
Stated Maturity Date:	September 15, 2014
Cusip #:	06050 MDZ7
Form: Minimum Denominations:	Book entry only The notes are issued in minimum denominations of $250,000 and multiple integrals of $250,000 in excess of $250,000.
Interest Rate:	Floating
Daycount Convention:	Actual/360
Base rate:	LIBOR Telerate Page 3750
Index Maturity:	90 days
Spread:	+33.0 bps for the period September 23, 2004 to, but excluding, September 15, 2014
Initial Interest Rate:	The Interest Rate as determined by the calculation agent on September 21, 2004
Interest Reset Period:	Quarterly, commencing on December 15, 2004
Interest Reset Dates:	March 15, June 15, September 15, and December 15 of each year, commencing December 15, 2004
Interest Determination Date:	Two London business days prior to the Interest Reset Date
Interest Payment Dates:	March 15, June 15, September 15, and December 15 of each year, commencing December 15, 2004
May the Notes be redeemed by the Corporation prior to maturity?	No

May the Notes be repaid prior to maturity at the option of the holder?	No
Discount Note?	No
The Corporation has taken no action that would permit a public offering of the notes or the possession or distribution of this pricing supplement, the prospectus supplement, or the prospectus in any jurisdiction outside the United States.  No offers, sales, or deliveries of the notes or this pricing supplement, the prospectus supplement, or the prospectus may be made in or from any jurisdiction except in compliance with applicable laws and regulations.  In connection with applicable restrictions on sale, each agent should note the folowing:

Selling Restrictions:

                 Norway

The notes described in this pricing supplement, the prospectus supplement, and the prospectus are being sold to one investor in Norway in reliance upon exemptions from public offering rules, and will not be registered or filed with the Norwegian Registry of Business Enterprises, the Oslo Stock Exchange, or the Central Bank of Norway (Norges Bank).
                  Ireland The notes described in this pricing supplement, the prospectus supplement, and prospectus are being extended to one resident in the Republic of Ireland by way of a private placement. Neither this document nor the notes described in this pricing supplement, the prospectus supplement, and prospectus constitute an invitation to the public in Ireland or any section thereof to subscribe for or purchase the notes described in this pricing supplement, the prospectus supplement, and prospectus and accordingly is not a prospectus within the meaning of the Irish Companies Act, 1963 (as amended) or the Irish European Communities (Transferable Securities and Stock Exchange) Regulations, 1992.

United Kingdom

The pricing supplement, the prospectus supplement, and the prospectus are being distributed only to, and are directed at selected persons and on the basis that they do not constitute an offer to the public by virtue of those persons falling within Paragraph 7 to the Public Offers of Securities Regulations 1995, Part II, and are (a) persons falling within Article 19 of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2001 (the "Order") who have professional experience in investments of this type or (b) high net worth entities, and other person to whom it may otherwise lawfully be communicated, falling within Article 49(1) of the Order, (all such persons together being referred to as "relevant persons").

The notes are available only to, and any invitation, offer or agreement to purchase or otherwise acquire such notes will be engaged in only with, relevant persons.  Any person who is not a relevant person should not act or rely on this pricing supplement, the prospectus supplement, or the prospectus or their contents.

Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the laws of Hong Kong), and no invitation, advertisement or document relating to the notes has been issued or will be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted under the securities laws of Hong Kong) other than any advertisement, invitation, or document made in respect of the notes which are or are intended to be disposed of to persons outside Hong Kong or which are or are intended to be disposed of in Hong Kong only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) and any rules made there under.